Exhibit 99.1

Press Contact:	For Immediate Release

Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Communications Announces Fiscal 2005 Third Quarter Financial Results

Strong Profitability Continues Over Six Consecutive Quarters

Mountain View, California, February 17, 2005 - Ditech Communications Corporation (Nasdaq: DITC) today reported its results for its fiscal 2005 third quarter, ended January 31, 2005.

Revenues for the third quarter were $21.3 million, flat with the same quarter of the prior fiscal year. Net income was $7.5 million, or $0.21 per share, including an income tax benefit from a release of a deferred tax valuation allowance of $0.7 million. Net income in the third quarter of fiscal 2004, in which there was no income tax benefit, was $6.9 million, or $0.20 per share.

“We’re pleased with our performance this quarter,” said Tim Montgomery, president and CEO of Ditech Communications. “We achieved our revenue target and delivered significant profitability. At the same time, we have invested for our future growth by increasing our sales and marketing resources with clear goals of diversifying our customer base. And we have invested in new products that we believe will expand our opportunity beyond today’s circuit switch voice market into tomorrow’s world of packet voice.”

Ditech Communications will discuss its fiscal 2005 third quarter financial results at today’s conference call (see details later in this release).

GAAP Q3 Fiscal 2005 Results

GAAP net income from continuing operations in the third quarter of fiscal 2005 includes a release of $0.7 million of a deferred tax valuation allowance and, consequently, Ditech Communications does not believe that a comparison of GAAP net income from continuing operations to the prior year periods, in which there was no release of a deferred tax valuation allowance, provides a meaningful comparison. Third quarter of fiscal 2005 operating results include:

•                  Pre-tax income from continuing operations of $6.6 million, or $0.19 per share; pre-tax income from continuing operations was $7.0 million, or $0.20 per share in the same quarter of the prior fiscal year.

•                  Income from continuing operations of $7.4 million; income from continuing operations in the same quarter of the prior fiscal year was $6.8 million.

•                  Fully diluted income per share from continuing operations of $0.21; fully diluted income per share from continuing operations in the same quarter of the prior fiscal year was $0.20.

•                  Net income of $7.5 million; net income in the same quarter of the prior fiscal year was $6.9 million.

•                  Fully diluted net income per share of $0.21; fully diluted net income per share in the same quarter of the prior fiscal year was $0.20.

Basis of Presentation

In the first quarter of fiscal 2004, Ditech Communications made the decision to exit its optical business. Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business to JDSU and disposed of the remaining assets. As a result, the optical business is accounted for as a discontinued operation in all financial information presented for both fiscal 2004 and fiscal 2005.

Q4 Fiscal 2005 Outlook

Based upon current visibility, sales forecasts and timing of orders, Ditech Communications projects revenue in the fourth quarter of fiscal 2005 to increase approximately 8-10% from the third quarter fiscal 2005 level. Ditech Communications expects gross profit, as a percentage of revenue, to decrease a few percentage points from the current quarter levels of 77.5% and expects operating expenses to increase slightly.  The weighted average shares will decline in Q4 from Q3 fiscal 2005 based on the completion of the Company's Stock Repurchase Program totaling $35 million, or approximately 2.5 million shares.

Conference Call

Ditech Communications will host an investor webcast and conference call at 4:20 p.m. Eastern time today, to review its third quarter fiscal 2005 performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 332-0636. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 770201. The replay of the webcast will be available on Ditech Communications’ website at the same location until at least its next earnings announcement.

Ditech Communications Corporation

Ditech Communications is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products include voice enhancement products and high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement and echo cancellation. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ expected financial results for the fourth quarter of fiscal 2005, and Ditech Communications’ belief that its investment in new products will expand its opportunity beyond the circuit switch voice market into tomorrow’s world of packet voice, are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: timing of orders for Ditech Communications’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Communications’ ability to meet revenue expectations; shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; inability to successfully convert Ditech Communications’ VQA trials to customer orders would reduce VQA revenue to below Ditech Communications’ current expectations; uncertainty introduced by the M&A activity of one of Ditech Communications’ major customers could affect Ditech Communications’ ability to meet revenue expectations; component supply problems may occur as a result of factors beyond its control, which would cause delays in shipments and therefore reduce revenues to below expected levels; infrastructure demand could continue to weaken or remain flat due to weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; Ditech Communications’ new packet voice products have not yet been announced, and may not function in deployments as anticipated, or may not be accepted by the market as Ditech Communications currently anticipates; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 (filed December 10, 2004 with the Securities and Exchange Commission).

- end -

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three and Nine Month Periods Ended January 31, 2005 and 2004

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2005	2004	2005	2004

Revenue	$21,310	$21,303	$71,103	$46,507

Cost of goods sold	4,788	7,261	16,491	15,952

Gross profit	16,522	14,042	54,612	30,555

Operating expenses:
Sales and marketing	4,164	3,305	11,722	9,313
Research and development	4,499	2,674	12,016	7,842
General and administrative	2,017	1,411	5,300	3,987
Restructuring costs	—	—	—	1,016

Total operating expenses	10,680	7,390	29,038	22,158

Income from operations	5,842	6,652	25,574	8,397

Other income, net	747	311	1,685	970

Income before benefit from income taxes	6,589	6,963	27,259	9,367

Provision (benefit) for income taxes	(839)	133	(36,362)	127

Income from continuing operations	7,428	6,830	63,621	9,240

Income (loss) from discontinued operations	23	95	204	(9,347)

Net income (loss)	$7,451	$6,925	$63,825	$(107)

Basic income (loss) per share:
From continuing operations	$0.22	$0.21	$1.88	$0.29
From discontinued operations	—	—	—	$(0.29)
Basic net income (loss) per share	$0.22	$0.21	$1.88	$0.00

Diluted income (loss) per share:
From continuing operations	$0.21	$0.20	$1.78	$0.28
From discontinued operations	—	—	—	$(0.28)
Diluted net income (loss) per share	$0.21	$0.20	$1.78	$0.00

Weighted shares used in per share calculation:
Basic	34,084	32,291	33,867	31,400
Diluted weighted shares used in per share calculation	35,498	34,852	35,780	32,964

Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31,	April 30,
	2005	2004

Assets
Cash, cash equivalents and short-term investments	$133,869	$125,509
Accounts receivable, net	17,161	6,544
Inventories	6,595	5,955
Deferred income taxes	2,557	—
Other current assets	1,720	2,168

Total current assets	161,902	140,176

Long-term investments	416	4,996
Property and equipment, net	4,152	3,603
Deferred income taxes	48,993	—
Other assets	1,140	1,773

Total Assets	$216,603	$150,548

Liabilities and Stockholders’ Equity
Accounts payable	$3,330	$2,123
Accrued expenses	7,963	8,885
Deferred revenue	686	2,450
Income taxes payable	1,476	1,690

Total current liabilities	13,455	15,148

Stockholders’ equity	203,148	135,400

Total Liabilities and Stockholders’ Equity	$216,603	$150,548